Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Triangle Petroleum Corporation:

We consent to the use of our reports dated April 30, 2013, with respect to the consolidated balance sheets of Triangle Petroleum Corporation and subsidiaries as of January 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of January 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 30, 2013, with respect to the consolidated financial statements as of January 31, 2013 and 2012, and for the years then ended, refers to a change in the fiscal year end for Rockpile Energy Services LLC, a consolidated subsidiary. Our report dated April 30, 2013, on the effectiveness of internal control over financial reporting as of January 31, 2013, expresses our opinion that Triangle Petroleum Corporation did not maintain effective internal control over financial reporting as of January 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective controls related to the identification of proper accounting of contractual service income that resulted in a restatement of the Company’s unaudited interim financial statements for the three months ended October 31, 2012, has been identified and included in management’s assessment.

/s/ KPMG LLP

Denver, Colorado
March 28, 2014